As filed with the Securities and Exchange Commission on September 7, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CSR plc

(Exact name of Registrant as specified in its charter)

England and Wales	98-0616631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Churchill House, Cambridge Business Park, Cowley Road,

Cambridge CB4 0WZ

United Kingdom

Tel: +44 (0) 1223 692 000

(Address of principal executive offices)

Zoran Corporation 2005 Equity Incentive Plan

Zoran Corporation 2005 Outside Directors Equity Plan

Zoran Corporation 2000 Nonstatutory Stock Option Plan

Zoran Corporation 1995 Outside Directors Stock Option Plan

Zoran Corporation 1993 Stock Option Plan

Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group

Oak Technology, Inc. 1994 Stock Option Plan

Microtune, Inc. 2010 Stock Plan

Amended and Restated Microtune, Inc. 2000 Stock Plan

(Full title of the plan)

National Registered Agents, Inc.

875 Avenue of the Americas, Suite 501

New York, NY 10001

United States of America

(Name and address of agent for service)

(609) 716-0300

(Telephone number, including area code, of agent for service)

Copy to:

David J. Segre Steven V. Bernard Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 Telephone: (650) 493-9300	Adam R. Dolinko General Counsel CSR plc Churchill House Cambridge Business Park Cowley Road Cambridge CB4 0WZ United Kingdom Telephone: +44 (0) 1223 692 000	William Underhill Slaughter and May One Bunhill Row London EC1Y 8YY United Kingdom Telephone: +44 (0) 20 7600 1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (3)(4)	Proposed Maximum Offering Price Per Share (5)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares of CSR plc (“CSR” or the “Registrant”), nominal value £0.001 per share (“CSR Shares”) issuable under: (1)(2)
Zoran Corporation 2005 Equity Incentive Plan
Outstanding options	10,261,210	$4.93 (6)	$50,587,765	$5,873.24
Outstanding restricted stock units	3,936,833	$3.39	$13,345,864	$1,549.46
Outstanding options under the Zoran Corporation 2005 Outside Directors Equity Plan	943,569	$6.51 (6)	$6,142,634	$713.16
Outstanding options under the Zoran Corporation 2000 Nonstatutory Stock Option Plan	2,685,791	$5.49 (6)	$14,744,993	$1,711.90
Outstanding options under the Zoran Corporation 1995 Outside Directors Stock Option Plan	279,576	$8.28 (6)	$2,314,889	$268.76
Outstanding options under the Zoran Corporation 1993 Stock Option Plan	2,803,262	$8.82 (6)	$24,724,771	$2,870.55
Outstanding options under the Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group	122,671	$1.88 (6)	$230,621	$26.78
Outstanding options under the Oak Technology, Inc. 1994 Stock Option Plan	281,941	$4.31 (6)	$1,215,166	$141.09
Outstanding restricted stock units under the Microtune, Inc. 2010 Stock Plan	650,545	$3.39	$2,205,348	$256.05
Outstanding restricted stock units under the Amended and Restated Microtune, Inc. 2000 Stock Plan	650,667	$3.39	$2,205,761	$256.09

(1)	The CSR Shares will be represented by American Depositary Shares of CSR (“CSR ADSs”), each of which currently represents four CSR Shares. A separate registration statement on Form F-6 (File No. 333-175799) has been filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2011 for the registration of CSR ADSs evidenced by American Depositary Receipts issuable upon deposit of the CSR Shares.
(2)	Pursuant to the Amended and Restated Agreement and Plan of Merger entered into as of June 16, 2011 (the “Merger Agreement”) by and among CSR, Zeiss Merger Sub Inc., and Zoran Corporation (“Zoran”), CSR assumed (i) outstanding options to purchase common stock of Zoran under the Zoran Corporation 2005 Equity Incentive Plan, Zoran Corporation 2005 Outside Directors Equity Plan, Zoran Corporation 2000 Nonstatutory Stock Option Plan, Zoran Corporation 1995 Outside Directors Stock Option Plan, Zoran Corporation 1993 Stock Option Plan, Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group, and Oak Technology, Inc. 1994 Stock Option Plan, as applicable, subject to appropriate adjustments to the number of shares and the exercise price of each such option and (ii) outstanding restricted stock units with respect to common stock of Zoran under the Zoran Corporation 2005 Equity Incentive Plan, Microtune, Inc. 2010 Stock Plan and Amended and Restated Microtune, Inc. 2000 Stock Plan (each of the foregoing plans, collectively, the “Zoran Plans”).
(3)	The number of CSR Shares registered is based on the maximum number of CSR Shares or CSR ADSs deliverable by CSR upon the exercise of options and certain other equity awards that are outstanding under the Zoran Plans.
(4)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Zoran Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s ordinary shares.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for the CSR ADSs on the Nasdaq Stock Market on September 6, 2011, as converted to CSR Shares.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of options outstanding under the applicable Zoran Plan and assumed by CSR.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. Accordingly, the documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1) but will not be filed with the Commission either as part of this registration statement or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference.

The following documents previously filed with or furnished to the Commission by CSR are incorporated by reference herein and shall be deemed to be a part hereof:

(a) CSR’s Annual Report on Form 20-F/A for the year ended December 31, 2010, filed with the Commission on June 23, 2011;

(b) CSR’s Report of Foreign Issuer on Form 6-K regarding its second quarter 2011 results, furnished to the Commission on August 5, 2011;

(c) CSR’s Report of Foreign Issuer on Form 6-K regarding its first quarter 2011 results, furnished to the Commission on May 20, 2011;

(d) The description of the CSR Shares contained in CSR’s Registration Statement on Form F-4, initially filed with the Commission on April 19, 2011, including any amendment or subsequent report filed for the purpose of updating such descriptions; and

(e) The description of the CSR ADSs contained in CSR’s Registration Statement on Form 8-A filed with the Commission on August 2, 2011, including any amendment or subsequent report filed for the purpose of updating such descriptions.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed or furnished document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

All documents filed by CSR pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished during such period (or portions thereof) that is identified in such form as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing or submission of such documents, as applicable.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

English law does not permit a company to indemnify a director of such company or any person employed by the company as an auditor, against any liability arising from negligence, default, breach of duty or breach of trust in relation to the company, except that indemnification is allowed for liabilities associated with:

(a) defending any proceeding involving a person other than the company or an associated company in which judgment is entered in favor of the director or auditor or the director or auditor is acquitted; or

(b) proceedings in which the director or auditor is held liable, but the court finds that he acted honestly and reasonably and that relief should be granted.

CSR’s articles of association provide that, to the extent permitted by the U.K. Companies Act 1985 and the U.K. Companies Act 2006, CSR may indemnify any director of the company or of any associated company against any liability and may purchase and maintain for any director of the company or of any associated company insurance against any liability. This provision applies equally to directors and former directors.

Article 135 of CSR’s articles of association provides:

“135. Indemnity of Directors

To the extent permitted by the Companies Acts, the company may indemnify any director of the company or of any associated company against any liability and may purchase and maintain for any director of the company or of any associated company insurance against any liability. No director of the company or of any associated company shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company. In this article the term ‘director’ shall include any former director.”

Chapter 7 (Directors’ Liabilities) of the Companies Act 2006 provides as follows:

“232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

(c) it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

CSR maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations is expected to include coverage to reimburse CSR for amounts that it may be required or permitted by law to pay directors or officers of CSR.

CSR has also entered into deeds of indemnity in the form of an individual agreement with each director providing a qualifying third party indemnity in favor of each director to the extent permitted by the U.K. Companies Act 2006 or other applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 (§239.16b of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, CSR plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, United Kingdom, on September 7, 2011.

CSR plc

By:	/s/ Will Gardiner
Name: Will Gardiner
Title: Chief Financial Officer

Each individual whose signature appears below constitutes and appoints Joep van Beurden and Will Gardiner, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Ronald W. Mackintosh	Chairman (non-executive) of the Board of Directors	September 7, 2011
Ronald W. Mackintosh

/s/ Joep van Beurden	Chief Executive Officer and Director (Principal Executive Officer)	September 7, 2011
Joep van Beurden

/s/ Will Gardiner	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 7, 2011
Will Gardiner

/s/ Christopher Ladas	Operations Director (Authorized U.S. Representative)	September 7, 2011
Christopher Ladas

/s/ Kanwar Chadha	Chief Marketing Officer and Director	September 7, 2011
Kanwar Chadha

Senior Independent Director
Anthony Carlisle

/s/ James Collier	Non-Executive Director	September 7, 2011
James Collier

Name	Title(s)	Date

Non-Executive Director
Sergio Giacoletto-Roggio

Non-Executive Director
Andrew Allner

Non-Executive Director
Teresa Vega

/s/ Levy Gerzberg	Non-Executive Director	September 7, 2011
Levy Gerzberg

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	Deposit Agreement, dated as of August 4, 2011 among CSR plc, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 2 to Form F-4 Registration Statement (Registration No. 333-173590), filed with the Commission on July 29, 2011)

4.2	Zoran Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Zoran’s Current Report on Form 8-K (File No. 000-27246), filed with the Commission on June 29, 2010)

4.3	Zoran Corporation 2005 Outside Directors Equity Plan (incorporated by reference to Exhibit 10.1 to Zoran’s Quarterly Report on Form 10- Q (File No. 000-27246), filed with the Commission on August 5, 2009)

4.4	Zoran Corporation 2000 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10.2 to Zoran’s Annual Report on Form 10-K (File No. 000-27246), filed with the Commission on February 26, 2009)

4.5	Zoran Corporation 1995 Outside Directors Stock Option Plan (incorporated by reference to Exhibit 10.18 to Zoran’s Annual Report on Form 10-K (File No. 000-27246), filed with the Commission on April 20, 2007)

4.6	Zoran Corporation 1993 Stock Option Plan (incorporated by reference to Exhibit 10.17 to Zoran’s Annual Report on Form 10-K (File No. 000-27246), filed with the Commission on April 20, 2007)

4.7	Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group (incorporated by reference to Exhibit 99.1 to Oak Technology, Inc.’s Registration Statement on Form S-8 (File No. 333-101454), filed with the Commission on November 25, 2002)

4.8	Oak Technology, Inc. 1994 Stock Option Plan (incorporated by reference to Exhibit 99.1 to Zoran’s Registration Statement on Form S-8 (File No. 333-104498), filed with the Commission on April 14, 2003)

4.9	Microtune, Inc. 2010 Stock Plan (incorporated by reference to Appendix A to Zoran’s Definitive Proxy Statement (File No. 000-31029-40), filed with the Commission on April 29, 2010)

4.10	Amended and Restated Microtune, Inc. 2000 Stock Plan (incorporated by reference to Appendix 1 to Zoran’s Definitive Proxy Statement (File No. 000-31029-40), filed with the Commission on March 12, 2009)

5.1	Opinion of Slaughter and May

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Slaughter and May (included in Exhibit 5.1)

24	Powers of Attorney (see page 7)